EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") dated as of April 1st, 2007 between Surge Solutions Group, Inc., a Florida Corporation with its principal place of business at  8983 Okeechobee Blvd. #202, West Palm Beach, Fl. 33411 ("the Company"), and Ryan Seddon, who resides at 5391 SW Windward Way Palm City, Fl. 34990 ("Executive").

WHEREAS, the Executive has extensive experience as a senior executive in the areas of  management and operations of all aspects of business relating to the restoration and remediation of commercial and residential real properties damaged as a result of natural and/or other types of disasters including but not limited to hurricanes, fires, floods, etc. and which are applicable to the Company’s business;

WHEREAS, the Company has determined that it is in the best interest of the Company to employ Executive as its Chief Executive Officer to further the business purposes of the Company; and

WHEREAS, Executive is desirous of employment with the Company on the terms provided herein:

WHEREAS, It is the interest of this Agreement to assure Executive’s dedication to the Company by providing Executive with Compensation and benefit arrangements while Executive fulfills his duties now and during the pendency of a Change of Control, should such an event occur, which provides Executive with a measure of security commensurate with Executive’s importance to the Company, and assure the Company of continuity in its services and relationships with customers and employees;

NOW, THEREFORE, the Company and Executive agree as follows:

1 . Employment.

1.1 Term. The Company shall employ Executive in an executive position as its Chief Executive Officer, or in such comparable management capacity as the Company may from time to time designate and which the Executive agrees to in writing. This Agreement shall become effective as of  April 1st, 2007 and shall continue to the third anniversary date hereof, unless earlier terminated (“Original Term”). Thereafter, the term of employment shall automatically be extended on the same terms and conditions contained herein for successive one-year periods (each a “Renewal Term”), except that if one party gives notice in writing to the other party not less than ninety (90) days prior to the date in which such term of employment would otherwise be renewed indicating such party’s intent to terminate this Agreement at the end of the period in which notice is given, then this Agreement shall terminate on the date such period expires.  (The Original Term and all Renewal Terms are hereinafter collectively referred to as the Term.)  Executive acknowledges that, except as set forth in this Agreement, Executive’s employment is "at will".

If, during the Term, a "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) commences any action that, if consummated, would result in a Change of Control of the Company or if any person publicly announces an intention or proposal to commence any such action, Executive agrees that Executive will not leave the Company's employ (other than as a result of death or Disability) and, Executive will render the services contemplated in this Agreement for the reasonable duration of the Company's defense against such action and until such action has been abandoned or terminated or a Change in Control has occurred, and Executive will actively promote the Company's interest during such period.

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Any termination of Executive’s employment during the Term for reasons other than Executive’s death shall be evidenced by a written notice ("Notice of Termination"), which shall specify the provision of this Agreement relied upon for such termination and describe with reasonable detail the facts and circumstances claimed by the sender of such Notice of Termination to provide the basis for termination. Any such Notice of Termination shall also specify the effective date of termination (the "Termination Date"). If Executive dies during the Term, the Termination Date shall be the date of Executive’s death.

1.2 Present and Future Duties. Executive’s role in the Company shall be that of Chief Executive Officer. Executive shall perform all duties required of or incidental to Executive’s position with the Company, and such specific duties as may be assigned to Executive by senior management or the Board of Directors of the Company. Executive’s position shall have the powers, duties and responsibilities set forth in Exhibit A attached hereto and made a part hereof.  Executive agrees to use Executive’s best efforts in the business of the Company and to devote such time, attention and energy to the business of the Company as Executive deems appropriate to the performance of Executive’s duties hereunder. The Company and Executive agree that Executive may work, on a parttime or independent contracting or consulting basis, with or without compensation, for any other business or enterprise during the Term which does not Compete (as hereinafter defined) with the Company.

1.3           Compensation and Expenses

(a)            During the period of Executive's employment hereunder, the Company shall pay to Executive a minimum base salary at a rate of not less than $ 290,000 for the first twelve months of the term of this Agreement, $320,000 for the next twelve months and $360,000 thereafter, in each case payable in substantially equal installments in accordance with the executive payroll schedule in effect for executive employees at a similar level from time to time at the Company’s principal executive office.  Executive's base salary shall be reviewed by the Board at intervals not greater than twelve months to determine what upward adjustment should be made, consideration being given to the scope of Executive’s responsibilities, the performance of Executive’s duties and changes in the cost of living during such interval.  Upon such review, Executive's base salary shall be increased by a percentage at least equal to the percentage increase in the Consumer Price Index (All Urban Consumers - U.S. City Average - All Items) published by the Bureau of Labor Statistics of the U.S. Department of Labor since Executive’s last salary increase.  In no event shall Executive’s base salary be reduced without Executive's prior written consent.

(b)           Executive shall also receive an auto allowance of $750.00 per month, payable on the first of each month from the date of this Agreement.

(c)           Executive shall be entitled to receive 500,000 warrants, exercisable at Company’s valuation at the time of issuance (or price per share or unit as reported by one of the  nationally recognized security exchanges), and a Cash Bonus per each year of this Agreement paid each (date) equivalent to 50% of the prior twelve (12) month’s Base Salary (as defined above), contingent on the Company reaching revenue, and gross profit targets per year as defined in writing with the Board of Directors before the commencement of each fiscal year “Performance Criteria”).

(d)            During the term of this Agreement, the Company shall reimburse Executive twice each month for all reasonable travel and other business expenses incurred in the performance of Executive’s duties hereunder, including, without limitation, cellular telephone charges, provided that Executive submits receipts or other expense records to the Company in accordance with the Company's general reimbursement policy then in effect for executives of the Company.

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(e)           Executive shall have the right to immediately participate in any Stock Option programs instituted by the Company.

1.4 Place of Performance. In connection with Executive’s employment by the Company, Executive shall be based at the Company’s principal executive offices, which are currently located at its principal place of business at  8983 Okeechobee Blvd. #202, West Palm Beach, Fl. 33411   .

1.5 Benefits: Perquisites. Executive shall be entitled to receive the benefits and, perquisites provided by the Company from time to time for executives at the highest level within the Company.

1.6  Employee Benefit Plans

(a)            During the term of Executive's employment under this Agreement, the Company shall maintain for the benefit of Executive employee benefit plans, including, but not limited to, medical, hospitalization, disability, dental and life insurance:

(i) Corporate Life Insurance at not less than 5 times annual salary, with Executive’s designation of sole Beneficiary (ies).
(ii) 100% Premium Paid Family Medical, Disability and Dental Insurance, with acceptable-to-Executive carriers.

Executive shall also be entitled to participate in all other employee benefit plans adopted during the Term of this Agreement by the Company.

(b)            During the term of Executive's employment, Executive shall be entitled to reasonable vacations compatible with Executive’s position and responsibilities and with due regard for the preservation of Executive’s health, aggregating not less than three (3) weeks for the first calendar year and not less than four (4) weeks for each calendar year thereafter, as well as paid holidays given by the Company to its employees and five (5) personal days or such greater amount of paid vacation and paid holidays as may be generally made available annually to other employees of the company of comparable pay grade and/or position.  In the event that due to the press of business, Executive is unable to take Executive’s full vacation during any calendar year, then the Company shall, at Executive's request, pay Executive for such foregone vacation at the rate set forth in Section 4(a) hereof; provided, however, that in lieu thereof, Executive, at Executive’s option, may carry over such foregone vacation for one or more successive years.

2. Developments and Intellectual Property. Executive acknowledges that all developments, including but not limited to trade secrets (including strategies, business plans and customer lists), discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company (the "Developments") which Executive, either alone or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Term are the sole and exclusive property of the Company. Executive will cooperate with the Company's reasonable requests to obtain or maintain rights or protections under United States or foreign law with respect to all Developments. The Company will reimburse Executive for all reasonable expenses incurred by Executive in order to comply with this provision of this Agreement, regardless of when such expenses may be incurred.

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3. Confidential Information. Executive acknowledges that by reason of Executive’s employment by the Company, especially as a senior executive thereof, Executive may now or will in the future have access to information of the Company that the Company deems to be confidential and/or proprietary, including but not limited to, information about the Company's technology, developments, target markets and customer segments, strategies, plans, products and services, methods of operation, employees, financial forecasts and results, sales, profits, expenses, customer lists and the relationships between the Company or a subsidiary and its customers, suppliers and others who have business dealings with it which is not in the public domain (“Confidential Information”).  Executive covenants and agrees that during the Term and thereafter, without time or geographic limitation, Executive will not disclose any such information to any person without the prior written authorization of the Chief Executive Officer of the Company or the Board.  The obligations undertaken by Executive pursuant to this Section 3 shall not apply to any confidential Information which hereafter shall become published or otherwise generally available to the public, except in consequence of a willful act or admission by Executive in contradiction of the obligations set forth in this Section 3.

If Executive’s employment ends for any reason other than Executive’s death, Executive agrees to return promptly to Company all such information and any other tangible product or document which has been produced or received by, or otherwise submitted to Executive during Executive’s employment, and no copies shall be retained by Executive or made available to any other person or entity. This provision includes but is not limited to information printed or stored on paper, magnetic tape, floppy disks, hard drives or other computer storage media.

4. Non-Competition.

4.1 Covenant. Executive and the Company acknowledge that Executive has a special, unique and extraordinary expertise in the management and operations of businesses that are involved in the restoration and remediation of commercial and residential real properties damaged as a result of natural and/or other types of disasters including but not limited to hurricanes, fires, floods, etc., and also has a special, unique and extraordinary expertise in the marketing area, and that in Executive’s employment with the Company, Executive will have continuing access to information about the Company's technology, developments, target markets, strategies, plans, product or service offerings, methods of operation, financial and operating expectations and results, customer base, sales, marketing and pricing strategies, most valued employees, and customer and supplier relationships. In consideration of the benefits provided to Executive under this Agreement, which Executive acknowledges are independent consideration, Executive covenants and agrees that during the Restricted Period (as defined below), Executive will not, directly or indirectly, without the Company's prior consent, own, manage, operate, finance, join, control or participate in the ownership or control of, or be associated as an officer, director, executive, partner or principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with, any enterprise that directly or indirectly competes (as defined below) with the business of the Company in a Restricted Area (as defined below). Executive acknowledges that so long as Executive is able to use Executive’s skills for enterprises that do not directly or indirectly compete with the business of the Company, Executive will not be unreasonably limited in Executive’s ability to work.

4.2 Definitions.

4.2.1 "Competes" means the production, marketing, promotion, distribution or selling of any product, capability, functionality or service of any person or entity other than the Company which resembles or competes with a product or service produced, marketed, promoted, distributed or sold by the Company (or to Executive’s knowledge was under development by the Company) during the period of Executive’s employment by the Company (whether under this Agreement or otherwise).  The parties agree that general employment or consulting in the internet or computer fields that is not relying on internet filtering as its primary business is not competition with this Agreement.

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4.2.2 "Restricted Area" means:

(a) The Standard Metropolitan Statistical Area (or the equivalent) of any independent contractor sales office, place of employment, business address or prior place of business maintained by the Company

4.2.3 "Restricted Period" means:

(a) The period of Executive’s employment by the Company (whether under this Agreement or otherwise), if Executive’s employment is terminated because of Executive’s death or Disability;

(b) The period of Executive’s employment by the Company (whether under this Agreement or otherwise) and 12 months thereafter, if Executive’s employment is terminated by the Company for Cause or without Cause (and not by the Company following Change of Control);

(c) The period of Executive’s employment by the Company (whether under this Agreement or otherwise) and, if this Agreement is still in effect at the Termination Date, the number of months remaining in the Term at the Termination Date or 12 months, whichever is longer (but in no event more than 24 months), if Executive terminates Executive’s employment voluntarily (and not for Good Reason); or

(d) The period of Executive’s employment by the Company under this Agreement, if Executive’s employment is terminated by Executive for Good Reason (unless this Agreement ends or is terminated under Section 1.2 in which event the Restricted Period shall be 12 months) or by the Company on any basis following Change of Control.

4.2.4 Exception. This Section shall not be construed to prohibit the ownership by Executive of not more than 5% of any class of securities of any corporation which competes with the Company and which has a class of securities registered pursuant to the Exchange Act, as amended.

4.3 Savings Clause. Executive and the Company specifically agree that this covenant not to compete and its specific limitations constitute a reasonable covenant under the circumstances and is supported by the consideration stated above, and further agree that if, in the opinion of any court of competent jurisdiction, any of the provisions of this Section 4 are ever determined by a court to exceed the time, geographic scope or other limitations permitted by applicable law in any jurisdiction, then such excessive provisions shall be deemed reduced, in such jurisdiction only, to the maximum time, geographic scope or other limitation permitted in such jurisdiction, and Executive agrees to the enforcement of the remainder of the covenant as so amended.

5. Non-Solicitation. Executive also covenants and agrees that during the Restricted Period set out in Section 4.2.3, and without regard to the activity or activities in which Executive is engaging, whether it is within or without the restoration and remediation industry, Executive will not, directly or through employees, agents, recruiters, independent contractors or others: (a) offer, promise, provide or guarantee employment, work for compensation, business opportunity or other means of financial gain, or solicit, invite an inquiry on employment or other compensatory relationship, respond to such inquiry with a promise or grant of an employment or other compensatory relationship, or otherwise seek to influence any person to leave the Company or to undertake activities that would be adverse to the Company's interests, where such person is employed by the Company or is in an independent contractor relationship in which a majority of their time is spent on Company-related activities, or is a supplier of services to the Company who would thereafter become unavailable to provide such services to the Company, or who has been in such an employment or independent contractor relationship within the 12 months prior to Executive’s contract(s); or (b) solicit from, convert, attempt to convert, divert business from, or attempt to divert business from any of the Company's customers, customer accounts or locations, whether such activity is intended to benefit Executive or any other person or entity, and whether or not such activity is successful.

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6. Equitable Relief. Executive specifically acknowledges that the restrictions contained in each of Sections 2, 3, 4 and 5 of this Agreement are, in view of the nature of the business of the Company, and Executive’s position with it, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of the provisions of those Sections will result in irreparable injury to the Company for which there would be no adequate remedy at law. Executive also acknowledges that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from such violation. These, rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees to submit to the jurisdiction of any Florida court located in Palm Beach County or the United States District Court for the Southern District of Florida or of the state court or the federal court located in or presiding over the county in which the Company has its corporate headquarters at the applicable time in any action, suit or proceeding brought by the Company to enforce its rights under Sections 2, 3, 4 and/or 5 of this Agreement, and that any separate claim Executive has shall not constitute a defense to the enforcement of the covenants and agreements in those paragraphs.

7. Company's Obligations upon Termination. The sole obligations of the Company upon the termination of Executive’s employment are as set forth in this Section 7. Any and all amounts to be paid to Executive in connection with Executive’s termination shall be paid, at Executive’s election, either: (a) in a lump sum promptly after the Termination Date, and not more than 30 days thereafter, or (b) as salary continuation for a period identified by the number of years' salary to be paid as severance.

7.1 Termination upon Disability or Death. If Executive’s employment with the Company ends by reason of Executive’s death or Disability (as defined later in this Agreement), the Company shall pay Executive all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including:

7.1.1 Base compensation;

7.1.2 Reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the Term;

7.1.3 Pay for earned but unused vacation and floating holidays;

7.1.4 All compensation Executive previously deferred (if any) to the extent not yet paid; and

7.1.5 An amount equal to Executive’s "Pro Rata Bonus". Executive’s Pro Rata Bonus shall be determined by multiplying the "Bonus Amount" (as defined below) by a fraction, the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365. The term "Bonus Amount" means the greater of: (i) Executive’s identified or standard bonus for that part of the bonus year during which Executive was employed, using the Performance Criteria and the actual performance metrics of the Company applied to the time period until the Termination Date occurs, and only to that period; or (ii) the bonus paid or payable to Executive with respect to the fiscal year preceding the year in which the Termination Date occurs. No bonus will cover any period after the date that Executive’s employment ends, or use any Performance Criteria or actual performance metrics of the Company established or achieved after that date.

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The amounts described in Sections 7.1.1 through 7.1.4, inclusive, are called elsewhere in this Agreement, collectively, the "Accrued Compensation".

Except as otherwise provided in this Section 7. 1, Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices, including any long term compensation benefits, then in effect.

7.2 Termination Without Cause. If the Company terminates Executive’s employment without Cause (as defined later in this Agreement), the Company shall pay Executive:

7.2.1 All Accrued Compensation;

7.2.2 A Pro Rata Bonus (as defined in Section 7.1.5 above); and

7.2.3 Severance ("Severance") equal to: (a) three times the sum of (i) the annual base compensation Executive would have received for the entire fiscal year in which the Termination Date occurs plus (ii) the Bonus Amount plus (iii) $100,000 (being the agreed cash equivalent of the annual value of the perquisites provided to Executive under the Company's Executive Compensation Program), plus (iv) the Company contributions which would have been made on Executive’s behalf to the 401 (k) retirement savings plan (if any) maintained by the Company (b) reduced by the present value (determined as provided in Section 28OG(d)(4) of the Internal Revenue Code of 1986 as amended (the "Code")). The foregoing shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of Executive’s employment under any severance plan, policy or arrangement of the Company.

In addition, the Company shall continue to provide to Executive and Executive’s family at the, Company's expense, for 36 months following the Termination Date, the life insurance, medical, dental, vision and hospitalization benefits provided to Executive and Executive’s family immediately prior to the Termination Date.

Except as otherwise provided in this Section 7.2, Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

7.3 Termination for Cause or Voluntary Termination. If Executive’s employment is terminated for Cause (as defined later in this Agreement), or if Executive voluntarily terminates Executive’s employment other than for Good Reason, the Company shall pay-Executive all Accrued Compensation. Except as otherwise provided in this Section 7.3, Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

7.4 Termination for Good Reason or by Company Following Change of Control. If Executive terminates Executive’s employment for Good Reason or the Company terminates Executive’s employment following a Change of Control, the Company shall pay Executive:

7.4.1 All Accrued Compensation;

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7.4.2 A Pro Rata Bonus; and

7.4.3 Severance equal to: (a) three times the sum of (i) the annual base compensation Executive would have received for the entire fiscal year in which the Termination Date occurs plus (ii) the Bonus Amount plus (iii) $100,000 (being the agreed cash equivalent of the annual value of the perquisites provided to Executive under the Company's Executive Compensation Program), plus (iv) the Company contributions which would have been made on Executive’s behalf to the 401 (k) retirement savings plan maintained by the Company (if any) (b) reduced by the present value (determined as provided in Section 280G(d)(4) of the Code). The foregoing severance shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of Executive’s employment under any severance plan, policy or arrangement of the Company.

In addition, the Company shall continue to provide to Executive and Executive’s family at the Company's expense, for 36 months following the Termination Date, the life insurance, medical, dental, vision and hospitalization benefits provided to Executive and Executive’s family immediately prior to the Termination Date.

The Company shall reimburse Executive for all reasonable legal fees and expenses which Executive may incur following a Change of Control as a result of the Company's attempts to contest the validity or enforceability of this Agreement or Executive’s attempts to obtain or enforce any right or benefit provided to Executive under this Agreement, provided any actions Executive has taken are determined to have been undertaken in good faith and upon a reasonable basis.

Except as otherwise provided in this Section 7.4, Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices, including any long term compensation benefits, then in effect.

8. Gross-Up Payment. Notwithstanding anything else in this Agreement, if it is found that any or all of the payments made to Executive, including but not limited to payments made by the Company, or under any plan or arrangement maintained by the Company, to Executive or for Executive’s benefit (other than any additional payments required under this Section 8) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code or Executive incur any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the "Excise Tax"), then Executive is entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after Executive pays all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The procedures for the calculation and contesting of any claim that such Excise Tax is due are set forth in the Addendum.

The following provisions shall apply to the calculation and procedures relating to the Gross-Up Payment:

8.1           The Company's independent auditors in the fiscal year in which the Change of Control occurs (the "Accounting Firm") shall determine Whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be used in making such determination. The Accounting Firm shall provide detailed supporting calculations, together with a written opinion with respect to the accuracy of such calculations, to Executive and the Company within 15 business days of the receipt of a written request from either Executive or the Company. If the Accounting Firm is serving (or has served Within the three years preceding the Change in Control) as accountant or auditor for the person in control of the Company following the Change of Control or any affiliate thereof, Executive may appoint another nationally recognized accounting firm to make the determinations required in connection with the Gross-Up Payment and the substitute accounting firm shall then be referred to as the Accounting Firm). The Company shall pay Executive any Gross-Up Payment, determined in accordance with this Addendum, within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that Executive will not be liable for any Excise Tax, it shall furnish Executive with a written opinion that Executive’s failure to report the Excise Tax on the applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Executive and the Company.

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8.2.           If there is uncertainty about how Section 4999 is to be applied when the Accounting Firm makes its initial determination, and as a result the Gross-Up Payment made to Executive by the Company is determined (after following the procedures set forth in this Addendum) to be less than it should have been made (an "Underpayment"), and Executive is thereafter required to pay any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment and any such Underpayment shall be promptly paid by the Company to Executive or for Executive’s benefit.

8.3.           Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the Company to pay Executive the Gross-Up Payment. Executive’s notice shall be given as soon as practicable but no later than ten business days after Executive has been informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which Executive gave such notice to the Company (or any shorter period, if the taxes claimed are due sooner). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (a) give the Company any information reasonably requested by it relating to such claim, (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (c) cooperate with the Company in good faith in order effectively to contest such claim, and (d) permit the Company to participate in any proceedings relating to such claim.

8.4.           The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in connection with the claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine.

8.5.           Any extension by the Company of the statute of limitations relating to payment of taxes for the taxable year for which such contested amounts claimed to be due shall be limited solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable under this Agreement and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

8.6.           If the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance.

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8.7.           If Executive receives a refund of any amount advanced to Executive by the Company, Executive will promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If the Company advanced to Executive any amounts and a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of, refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and Executive will not be required to be repay it. The amount of such advance shall offset the amount of the Gross-Up Payment required to be paid.

8.8.           The Company shall pay all fees and expenses of the Accounting Firm. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and

9. No Obligation to Mitigate Damages. Executive is not required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and the amounts to be paid to Executive under Section 7 of this Agreement shall not be reduced by any compensation Executive may earn from other sources. However, if, during any period that Executive would otherwise be entitled to receive any payments or benefits under this Agreement, Executive breaches Executive’s obligations under Section 2, 3 or 4 of this Agreement, the Company may immediately terminate any and all payments and the provision of benefits (to the extent permitted by law and the terms of the benefit plans maintained by the Company from time to time) hereunder.

10. Successor to Company. The Company will require any successor or assignee to all or substantially all of the business and/or assets of the Company, whether by merger, sale of assets or otherwise, by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if such succession or assignment had not taken place. Such agreement of assumption must be express, absolute and unconditional. If the Company fails to obtain such an agreement within three business days prior to the effective date of such succession or assignment, Executive shall be entitled to terminate Executive’s employment under this Agreement for Good Reason.

11. Survival. Notwithstanding the expiration or termination of this Agreement, except as otherwise specifically provided herein, Executive’s obligations under Sections 2, 3 and 4 of this Agreement and the obligations of the Company under this Agreement shall survive and remain in full force and effect.

This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts are still payable to Executive, all such amounts, unless otherwise provided in this Agreement, shall be paid in accordance with the terms of this Agreement to Executive’s devisee(s), legatee(s) or other designee(s) or, if there is no such designee(s), to Executive’s estate.

12. Definitions. Whenever used in this Agreement, the following terms shall have the meanings below:

12.1 "Cause" means:

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12. 1.1 Executive has willfully and continually failed to substantially perform Executive’s duties (other than due to an incapacity resulting from physical or mental illness or due to any actual or anticipated failure after Executive have given a Notice of Termination for Good Reason) after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or the Board which specifically identifies the manner in which it is believed that Executive has not substantially performed Executive’s duties; or

12.1.2 Executive has willfully engaged in conduct which is demonstrably and materially injurious to the Company (monetarily or otherwise), including but not limited to a breach of fiduciary duty; or

12.1.3 Executive has willfully engaged in conduct which is illegal or in violation of the Company's Code of Ethics; or

12.1.4 Executive has been convicted of a felony or a crime involving moral turpitude; or

12.1.5 Executive has violated the provisions of Section 2 and/or Section 3 and/or Section 4 and/or Section 5 of this Agreement and, in any of the events described in Sections 12.1.1 through 12.1.5 above, the Board adopts a resolution or its minutes reflect a finding that in the good faith opinion of the Board that Executive was culpable for the conduct set forth in any of Sections 12.1.1 through 12.1.5 and specifying the particulars thereof in detail. For the purposes of this Agreement, no act or failure to act on Executive’s part shall be considered willful unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any such resolution of the Board must receive the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering the issue, and Executive must receive reasonable notice of the meeting and have an opportunity, with Executive’s counsel, to present Executive’s case to the Board.

12.2 "Change of Control" Means:

12.2.1 The consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares or units of the Company's common, voting equity are to be converted into cash, securities or other property. For the purposes of this Agreement, a consolidation or merger with a corporation which was a wholly-owned direct or indirect subsidiary of the Company immediately before the consolidation or merger is not a Change of Control; or

12.2.2 The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Company's assets; or

12.2.3 The approval by the Company's shareowners of any plan or proposal for the liquidation or dissolution of the Company; or

12.2.4 Any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, a direct or indirect wholly-owned subsidiary of the Company or any other company owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of the Company's common, voting equity), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the Company's then outstanding common, voting equity; or

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12.2.5 During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this Section 12.2.5) whose election or nomination for election by the Company's shareowners was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Incumbent Board"), cease for any reason to constitute a majority of the Board.

12.3 "Disability" means:

12.3.1 Executive’s absence from Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness; or

12.3.2 A physical or mental condition which prevents Executive from satisfactorily performing Executive’s duties with the Company and such incapacity or condition is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive and/or Executive’s legal representative.

12.4 "Good Reason" means:

12.4.1 Without Executive’s express written consent, after a Change of Control, a significant reduction in title and authority, or the assignment to Executive of duties with the Company or with a person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company materially diminished from the duties assigned to Executive immediately prior to a Change of Control; or

12.4.2 Without Executive’s express written consent, after a Change of Control, any reduction by the Company or any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company in Executive’s annual base compensation or annual bonus at Standard (or equivalent) rating from the amounts of such compensation and/or bonus in effect immediately before and during the fiscal year in which the Change of Control occurred (except that this Section 12.4.2 shall not apply to across-the-board salary or bonus reductions similarly affecting all Executive’s of the Company and all Executive’s of any person in control of the Company); or

12.4.3 Without Executive’s express written consent, after a Change of Control, the failure by the Company or any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in, control of the Company to increase Executive’s annual base compensation or annual bonus at Standard (or equivalent) rating at the times and in comparable amounts as they are increased for similarly situated senior executive officers of the Company and of any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company; or

12.4.4 Without Executive’s express written consent, after a Change of Control, the failure by the Company or by any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company to continue in effect any benefit or incentive plan or arrangement (except any benefit plan or arrangement which expires by its own terms then in effect upon the occurrence of a Change of Control) in which Executive is participating at the time of the Change of Control, unless a replacement plan or arrangement with at least substantially similar terms is provided to Executive; or

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12.4.5 Without Executive’s express written consent, after a Change of Control, the taking of any action by the Company or by any person, as that term is used in Section 13(d) and 14(d) of the Exchange Act, in control of the Company which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any benefit plan or arrangement or deprive Executive of any other material benefit (including any miscellaneous benefit which is not represented and protected by a written plan document or trust) enjoyed by Executive at the time of a Change of Control; or

12.4.6 Executive terminates Executive’s employment (other than because of Executive’s death or Disability) by giving the Company a Notice of Termination with a Termination Date not later than the first anniversary of the Change of Control; or

12.4.7 Any failure by the Company to comply with any of its material obligations under this Agreement, after Executive has given notice of such failure to the Company and the Company has not cured such failure promptly after its receipt of such notice.

13. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, or by nationally recognized overnight courier, receipt requested, when addressed to Executive at Executive’s official business address when employed by the Company or at Executive’s home address as reflected in the Company's records from time to time and when addressed to the Company at its corporate headquarters, to the attention of the Board, with a required copy to the Company's highest ranking legal executive or officer.

14. Amendment and Assignment. This Agreement cannot be changed, modified or terminated except in writing. Executive may not assign Executive’s duties with the Company to any other person. The Company may assign its obligations under this Agreement to one of its principal subsidiaries for administrative purposes.

15. Severability. If any provision of this Agreement or the application of this Agreement to anyone or under any circumstances is determined by a court to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be effective without the invalid or unenforceable provision or application, and such invalidity or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

16. Remedies Cumulative; No Waiver. No remedy conferred on Executive or on the Company by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or later existing at law or in equity. No delay or omission by Executive or by the Company in exercising any right, remedy or power under this Agreement or existing at law or inequity shall be construed as a waiver of such right, remedy or power, and any such right, remedy or power may be exercised by Executive or the Company from time to time and as often as is expedient or necessary.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of  Florida, without regard to any applicable conflicts of laws.

18. Counterparts. This Agreement may be signed by Executive and on behalf of the Company in one or more counterparts, each of which shall be one original but all of which together will constitute one and the same instrument.

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19.Indemnification.  To the fullest extent permitted by applicable law, Executive shall be indemnified and held harmless by the Company against any loss, cost or expense incurred by Executive in connection with any claim, proceeding, suit or action, whether civil, criminal, administrative, investigative or otherwise, including, without limitation, counsel fees incurred in the defense thereof, any settlement thereof and/or judgments rendered therein, as to which Executive may become involved by reason of Executive’s employment by the Company, or by reason of any decision, action or omission by or of Executive made in good faith in the course of performance by Executive of Executive’s duties for the Company pursuant to this Agreement.  If so requested by Executive, the Company shall advance (within two business days) funds to Executive to pay such anticipated future expenses (such as retainer fees required by legal counsel and cost advances or expert witness fees) and which may be reasonably necessary although not yet earned by the recipient or yet paid by Executive and/or  any existing present such expenses and which have been paid by Executive or on his behalf.

If this Agreement correctly sets forth our agreement on its subject matter, please sign and return to me the enclosed copy of this Agreement. Please keep the other copy for Executive’s records.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and Executive as of the date first written above.

SURGE SOLUTIONS GROUP, INC.

By: ________________________________

Name: ______________________________

ACCEPTED: RYAN SEDDON

By: ________________________________

Name: ______________________________

Title: CEO/President

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